Exhibit 3.1

FOURTH AMENDED RESTATED BYLAWS OF
MOCON INC.

ARTICLE I.
OFFICES AND CORPORATE SEAL

Section 1.01     Registered and Other Offices. The registered office of the corporation in Minnesota shall be that set forth in the Restated Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the board of directors or certificate of the corporation filed with the Secretary of State of Minnesota changing the registered office in the manner prescribed by law. The corporation may have such other offices, within or without the State of Minnesota, as the board of directors shall, from time to time, determine.

Section 1.02     Corporate Seal. There shall be no corporate seal.

ARTICLE II.
SHAREHOLDERS’ MEETINGS

Section 2.01     Place. All meetings of the shareholders shall be held at the registered office of the corporation or at such place as the board of directors may designate.

Section 2.02     Time of Annual Meeting. An annual meeting of the shareholders shall be held each year for the purpose of electing by a majority vote a board of directors and for such other purposes to be considered at such meeting as determined in accordance with the provisions of Section 2.08. The time, date and place shall be fixed by resolution by the board of directors sufficiently in advance of said shareholders’ meeting in order to give all shareholders notice thereof as provided herein.

Section 2.03     Notice of Meetings. Written notice of the annual meeting and of any special meeting of shareholders, stating the time, place and purpose or purposes thereof, shall be mailed, postage prepaid, at least 14 days prior to such meeting to each shareholder entitled to vote thereat. Such notice shall be mailed to the last known address of each such shareholder as the same appears on the books of the corporation.

Section 2.04     Record Date. The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed. If the board of directors fails to fix a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of the shareholders, the record date shall be the 60th day preceding the date of such meeting. The board of directors may close the books of the corporation against transfer of shares during the whole or any part of such period.

Section 2.05     Quorum; Adjourned Meetings. The holders of 33 1/3 percent of the voting power of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum shall not be present in person or by proxy at a meeting, those present in person or by proxy may adjourn to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder entitled to vote at least 14 days before such adjourned meeting. If a quorum was present in person or by proxy at the time a duly called or held meeting convened, a meeting may be adjourned from time to time without notice other than announcement at the meeting. At adjourned meetings at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 2.06     Voting. At each meeting of the shareholders, every shareholder having the right to vote at such meeting shall be entitled to vote either in person or by proxy duly appointed by an instrument in writing subscribed by the shareholder and filed with the secretary of the corporation before or at the time of the meeting. Unless otherwise provided by the articles of incorporation or a resolution of the board of directors filed with the Secretary of State of the State of Minnesota, each shareholder shall have one vote for each share having voting power standing in his or her name on the books of the corporation.

Section 2.07     Waiver of Notice. A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance in person or by proxy.

Section 2.08 Proposals Regarding Business Other Than Director Nominations.

(a)     The business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 2.03. The proposal of business (other than the nomination and election of Directors, which is subject to Section 2.09) to be considered by the shareholders at an annual meeting of shareholders may be made (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board, or (iii) by any shareholder of the corporation who complies with this Section 2.08.

(b)     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be received by the Secretary of the corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the giving of a shareholder’s notice as required above.

(c)     A shareholder’s notice to the corporation must set forth as to each matter the shareholder proposes to bring before an annual meeting:

(i)     a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(ii)     any material interest in such business of the shareholder and of any beneficial owners on whose behalf the proposal is made;

(iii)     the name and address of such shareholder, as they appear on the corporation’s books, and of any such beneficial owner;

(iv)     (A) the class or series (if any) and number of shares of the corporation that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the corporation, (D) any short interest of such shareholder or any such beneficial owner in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 2.08(c)(iv) shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date); and

(v)     a representation that the shareholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the meeting to make the proposal.

(d)     The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures described in this Section 2.08 and, if the presiding officer so determines, any such business not properly brought before the meeting shall not be transacted.

(e)     For purposes of this Section 2.08, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when contained in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 2.03.

(f)     With respect to this Section 2.08, a shareholder must also comply with all applicable requirements of Minnesota law and the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section 2.08.

(g)     Notwithstanding anything to the contrary in this Section 2.08, this Section 2.08 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act. The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

Section 2.09 Director Nominations.

(a)     Following the 2015 annual meeting of shareholders, only persons who are nominated in accordance with the procedures set forth in this Section 2.09 are eligible for election as Directors at an annual meeting of shareholders, unless otherwise provided in the articles of incorporation. Nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of Directors who complies with the procedures set forth in this Section 2.09.

(b)     Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice of nominations to be made at an annual meeting must be received by the Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the giving of a shareholder’s notice as described above.

(c)     A shareholder’s notice to the corporation of nominations for an annual meeting of shareholders must set forth:

(i)     as to each person whom the shareholder proposes to nominate for election or re-election as a Director: (A) the person’s name, (B) all information relating to the person that would be required to be disclosed in solicitations subject to Rule 14a-12(c) under the Exchange Act or that is required pursuant to any other provision of Regulation 14A or any other applicable regulation under the Exchange Act, and (C) the person’s written consent to be named in the proxy statement as a nominee and to serve as a Director if elected; and

(ii)     as to the shareholder giving the notice: (A) the name and address of such shareholder, as they appear on the corporation’s books, and of any beneficial owners on whose behalf the nomination is made, (B) the information called for by Section 1.07(c)(iv) hereof with respect to such shareholder and any such beneficial owner, and (C) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

(d)     The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 2.09 and, if the presiding officer so determines, the defective nomination shall be disregarded.

(e)     For purposes of this Section 2.09, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when contained in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 2.03.

(f)     With respect to this Section 2.09, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.09.

(g)     Notwithstanding anything to the contrary in this Section 2.09, if the Securities and Exchange Commission adopts final rules requiring in certain events the inclusion in the corporation’s proxy materials of persons nominated by shareholders for election to the Board of Directors, then the requirements, procedures, and notice deadlines of such final rules and not this Section 2.09 shall govern any nomination made pursuant to such final rules as if the corporation had no advance-notice requirements for such nominations.

ARTICLE III.
BOARD OF DIRECTORS

Section 3.01     Function of Directors. The property, business and affairs of the corporation shall be managed by, or shall be under the direction of, the board of directors.

Section 3.02     Number, Qualifications and Term of Office. The number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors, but shall consist of not less than three (3) nor more than nine (9) directors. Directors need not be shareholders. Each of the directors shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected and shall qualify, or until he or she shall resign or shall have been removed as hereinafter provided. No person (other than a person nominated by or on behalf of the Board) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than sixty (60) days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director or as otherwise may otherwise be required by applicable law.

Section 3.03     Term of Office. Each of the directors shall hold office until the latter of the annual meeting of the shareholders next held after his or her election or until his or her successor shall have been elected and shall qualify, unless he or she shall sooner resign or shall sooner have been removed in the manner provided by law.

Section 3.04     Board Meetings; Place and Notice. Meetings of the board of directors may be held from time to time at any place within or without the State of Minnesota that the board of directors, or the chairman thereof, may designate. In the absence of designation by the board of directors, or the chairman thereof, board meetings shall be held at the principal executive office of the corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance. Any director may call a board meeting by giving five days notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the board, or if the date and time of a board meeting has been announced at a previous meeting, no notice is required.

Section 3.05     Waiver of Notice. A director may waive notice of a meeting of the board. A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 3.06     Quorum. A majority of the directors currently holding office shall constitute a quorum for the transaction of business at any meeting of the board of directors. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

Section 3.07     Vacancies. Any vacancy on the board of directors resulting from the death, resignation or removal of a director, or increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. A director elected under this provision to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next annual or special meeting of the shareholders.

Section 3.08     Committees. The board may by resolution establish committees in the manner provided by law. Committee members need not be directors.

Section 3.09     Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of, or against, the proposal and shall be entered in the minutes or other record of the action of the meeting if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

ARTICLE IV.
OFFICERS

Section 4.01     The officers of the corporation shall consist of a chief executive officer, a president, one or more vice presidents as designated by the board of directors, a secretary, and a treasurer. Any two offices, except those of president and vice president, may be held by the same person. Officers need not be directors. Unless established by the board of directors as separate offices, the treasurer shall be the chief financial officer. The board of directors may elect or appoint such additional officers as it deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights and duties, responsibilities and terms of office as the board may determine from time to time.

Section 4.02     Election and Term of Office. The officers of the corporation to be elected by the board of directors shall be elected annually by the board of directors at the meeting of the board of directors next following the annual meeting of shareholders. Each officer elected by the board of directors shall hold office until his successor shall have been duly elected and shall have qualified or until he shall resign or shall have been removed in the manner provided by law.

Section 4.03     Removal. An officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby.

Section 4.04     Vacancies. A vacancy in any office resulting from death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

Section 4.05     Chief Executive Officer. The chief executive officer shall have all the powers and duties prescribed by statute (Minn. Stat. §302A.305, subd. 2). Without limiting the generality of the foregoing, he shall have the authority, subject to such rules as may be prescribed by the board of directors, to appoint such agents and employees of the corporation as he shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at his discretion. He shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the board of directors; and, except as otherwise provided by law or the board of directors, he may authorize the president or any vice president or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead. Additionally, long range research and development shall be under the direct supervision of the chief executive officer. In general he shall perform all duties incident to the chief executive officer and such other duties as may be prescribed by the board of directors from time to time.

Section 4.06     President. Unless otherwise determined by the board of directors, the chief executive officer shall be the president of the corporation. If a person other than the chief executive officer is designated as president, the president shall perform such duties as may be prescribed by the chief executive officer.

Section 4.07     Vice Presidents. There shall be such vice presidents as the board from time to time shall determine, and such vice presidents shall have such duties, functions and responsibilities as the board from time to time shall prescribe.

Section 4.08     Secretary. The secretary shall: (a) keep the minutes of the meetings of shareholders and of the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the stock transfer books of the corporation; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer or by the board of directors.

Section 4.09     Treasurer. Unless the office of chief financial officer is established as a separate office, the treasurer shall be the chief financial officer of the corporation and, as such, he shall have all the powers and duties prescribed by statute (Minn. Stat. §302A.305, subd. 3). If required by the board of directors, the treasurer and any assistant treasurer selected by the board of directors shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors shall determine.

Section 4.10     Assistant and Acting Officers. The assistant secretaries and assistant treasurers, if any, selected by the board of directors shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the secretary or treasurer, respectively, or by the chief executive officer or the board of directors. In the absence of such delegation or assignment, any such assistant secretary or assistant treasurer shall have the powers and duties set forth herein with respect to the offices of secretary and treasurer, respectively. The board of directors shall have the power to appoint any person to perform the duties of an officer whenever for any reason it is impracticable for such officer to act personally. Such acting officer so appointed shall have the powers of and be subject to all the restrictions upon the officer to whose office he is so appointed except as the board of directors may by resolution otherwise determine.

Section 4.11     Salaries. The salaries of the chief executive officer and president and any other salaried officers who are also directors shall be fixed from time to time by the board of directors. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V.
CERTIFICATES FOR SHARES AND THEIR TRANSFER
[as amended on December 13, 2007]

Section 5.01     Form. The shares of the corporation stock may be certificated or non-certificated, as provided under the Minnesota Business Corporation Act, and shall be entered in the books of the corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the stock of the corporation owned by the shareholder. Any certificates issued to any shareholder of the corporation shall be signed manually or by facsimile by, or in the name of, the corporation by (a) the Chief Executive Officer or the President and (b) the Treasurer or the Secretary of the corporation. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of the State of Minnesota, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s Articles of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the corporation.

Section 5.02     Transfer of Certificated Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the corporation’s books. Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face "Cancelled" and filed with the permanent stock records of the corporation.

Section 5.03     Transfer of Uncertificated Stock. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto, and the transaction shall be recorded upon the books of the corporation. If the corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

Section 5.04     Transfer Agent. The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

Section 5.05     Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a (i) new certificate or certificates or (ii) uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of (i) a new certificate or certificates or (ii) uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the owner’s legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.06     Determination of Beneficial Owner. For purposes of communicating with those persons who are beneficial but not record owners of shares of the corporation’s voting stock, the corporation shall be entitled to rely upon the procedures set forth in Sections 14(a) and 14(c) of the Securities Exchange Act of 1934, as amended, and Rules 14a-3(d) and 14c-7 thereunder.

ARTICLE VI.
FISCAL YEAR; DIVIDENDS

Section 6.01     The Fiscal Year. The fiscal year of the corporation shall end on the 31st day of December of each year.

Section 6.02     Dividends.

(a)     The board of directors may from time to time declare dividends in the manner and payable in a form as it, in the reasonable exercise of its business judgment, deems appropriate and to the extent allowed by applicable law.

(b)     With respect to any dividend or distribution to be paid or to be made by the corporation, the board of directors shall fix a date as a record date for the determination of the shareholders entitled to receive such dividends or distributions, and such record date shall not be more than 20 days prior to the date such dividend is paid or distribution is made.

ARTICLE VII.
amendments

These bylaws may be altered, amended or repealed in the manner provided by applicable law.